EXHIBIT 99.1

PRESS RELEASE

          ESCALADE TO RESTATE FINANCIAL RESULTS TO INCREASE FISCAL YEAR
                      2005 AND FISCAL YEAR 2004 NET INCOME

Evansville, IN (February 20, 2007) - Escalade, Inc. (ESCA), announced that it will restate previously issued financial statements for the fiscal years ended December 31, 2005 and December 25, 2004. These restatements will correct errors discovered by the Company while preparing its financial statements for the year ended December 30, 2006. These restatements result primarily from a correction relating to the overstatement of the provision for income taxes. These restatements also include a correction relating to the overstatement of employee benefit costs. The Company will also restate the quarterly financial statements issued in fiscal 2006. Pending further analysis, the Company expects to complete these restatements of its financial statements before it files its 2006 Form 10-K on or before March 15, 2007.

Based on the analysis to date, the Company believes these restatements will increase previously reported net income for the fiscal year ended December 31, 2005 by approximately $0.9 million or $0.08 per share and will increase net income for the fiscal year ended December 25, 2004 by approximately $0.3 million or $0.03 per share.

The Company believes the changes resulting from these restatements will have no effect on previously reported revenue or net cash flows. Further, these restatements are not expected to have an impact on segment profits as previously reported by the Company or on compliance with any debt covenants with the Company's lenders.

Consistent with the Company's prior expectations, revenues for fiscal 2006 will be higher than that achieved in fiscal 2005, but profitability will be lower.

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 812/467-1334 or Daniel Messmer, President and CEO at 812/467-4449.

This news release contains forward-looking statements. Words such as "expects," "believes," "will," "may," and "should" identify forward-looking statements. Forward-looking statements include, but are not limited to, Escalade's expectations regarding the need to amend and restate it financial statements, the reasons for the restatements, the periods affected, the impact of the restated financial statements on the Company's results and its expectations regarding the filing of the amended and restated financial statements. Forward-looking statements are subject to risks and uncertainties including, but not limited to, the final outcome of the Company's accounting review and actions that may be taken or required as a result of the expected restatements and the conclusions reached by the Company's management, Audit Committee, Board of Directors or its independent registered public accounting firm based on the results of the review; the impact of competitive products and pricing; product demand and market acceptance; Escalade's ability to successfully integrate the operations of acquired assets and businesses; new product development; the continuation and development of key customer and supplier relationships; Escalade's ability to control costs; general economic conditions; fluctuations in operating results; changes in the securities markets and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this news release.

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